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                                                           Exhibit 10.1

                                  AGREEMENT
                         FOR THE SALE OF A BUSINESS

AGREEMENT FOR THE SALE OF A BUSINESS (this "Agreement") dated May 4, 1999 by and among

- Caggiati S.p.A., an Italian corporation with registered offices in Colorno (Parma), Via Martiri della Liberta No. 71, tax code / VAT No. 00534620349, registered with the register of companies of Parma under No. 9592, represented herein by Mr. Claudio Caggiati, (hereinafter the "Seller"), and

- Mr. Claudio Caggiati and Mrs. Giovanna Caggiati, all domiciled in Colorno (Parma), Via Martiri della Liberta No. 71, (hereinafter "Messrs. Caggiati"),

                            - on the one side -

and,

- Matthews International Corporation, a US corporation with corporate offices at Two NorthShore Center Pittsburgh, Pennsylvania, 15212-5851 USA, represented by Joseph C. Bartolacci, acting for itself or for an Affiliate to be indicated by the same no later than the date of the Closing (collectively, the "Buyer")

                           - on the other side -


                             W I T N E S S E T H

WHEREAS, the Seller owns and operates a business engaged in the production and sale of bronze products;

WHEREAS, the Seller and Messrs. Caggiati collectively own (i) 98% of the corporate capital of Caggiati Espana s.a., a Spanish corporation with offices in Valencia (Spain), Arquit. Segura de Lago 24 ("Caggiati Espana") and (ii) 100% of the corporate capital of Caggiati France SARL, a French corporation with offices in Saint Genis Laval (France), Parc des Aqueducs ("Caggiati France" and together with Caggiati Espana, the "Foreign Subsidiaries");


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WHEREAS, the Seller desires to sell to the Buyer its business (azienda), subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and upon the terms and subject to the conditions hereafter set forth, the parties hereto agree as follows:

1.  Recitals; Definitions.

1.1 Recitals. All the foregoing recitals represent an integral and material part of this Agreement.

1.2 Definitions. As used in this Agreement, defined terms shall have the respective meanings set forth in Schedule A.

2.  Transfer of the Business.

2.1 On the Closing Date, subject to the terms and conditions hereof, the Seller shall sell and transfer, and the Buyer shall purchase and accept, the Caggiati Business.

2.2  For the purposes of this Agreement, the "Caggiati Business" shall mean:
(i) all assets of the Seller including those described in Schedule B, pages 2 through 5 (including inter alia, (a) 100% of the capital of the Foreign Subsidiaries, and (b) the tradename/trademark Caggiati), except for the assets described in Schedule B, page 1 (the "Excluded Assets"), and (ii) the liabilities described in Schedule B, page 6, with the limitations contained in Schedule C (the "Transferred Liabilities").

2.3 Attached as Schedule D to this Agreement is the 1998 Trial Balance. The 1998 Trial Balance is the one provided by Caggiati to Price Waterhouse Coopers for their tax and accounting due diligence.

3.  Liabilities Assumed by the Buyer.

The Seller and the Buyer hereby agree that the Buyer shall take over only and exclusively the Transferred Liabilities, and only to the extent that such Transferred Liabilities are evidenced in the compulsory accounting books of the Seller, as provided by art. 2560 of the Italian Civil Code. The Buyer shall assume no other liability of the Seller.


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4.  Price.

4.1 In consideration for the sale of the Caggiati Business, at the Closing the Buyer shall pay to the Seller a total price of Lit 34.6 billion (the "Price").

4.2  The Price shall be paid as follows: Lit. 20.2 billion at Closing;
Lit. 7.2 billion on the first anniversary (one year) after Closing; and Lit.
7.2 billion on the second anniversary (two years) after closing. Interest at the rate of 5% shall accrue on the two installment payments.

4.3 As guarantee for the installment payments, Buyer shall grant a stand-by letter of credit or a bank guarantee. The stand-by letter of credit or bank guarantee, shall provide that in the event of any formal claim (i.e. legal proceeding or administrative action) of the Buyer to be indemnified pursuant to this agreement, the bank shall refrain from effecting payment for the amount equal to the claim, if Matthews will provide evidence of a pledge established by it on 30% of the capital of Caggiati s.r.l. in favor of the Seller, securing payment of such amount.

5.  Conditions to Closing.

5.1 Conditions to obligations of the Buyer. The obligations of the Buyer to purchase and pay for the Caggiati Business are subject to fulfillment of the following conditions (any of which may be waived in whole or in part by the Buyer):

5.1 (a) no legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before any court or any governmental body, governmental agency or regulatory authority of any jurisdiction or before any arbitrator or any other Person directed against the consummation of any of the transactions contemplated by this Agreement which, in the reasonable opinion of the Buyer, after consulting with the Seller, makes it impracticable or inadvisable to proceed with the transactions contemplated by this Agreement;

5.1 (b) the notification procedure to the Trade Unions under Article 47 of Law no. 428 of December 29, 1990 shall have been completed;

5.1 (c) the Seller's Representations and Warranties set forth in Schedule E hereof shall be true and correct as of the Closing Date and with respect to the entire time periods to which they refer;

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5.1 (d) the Seller shall have performed and complied with all of their obligations under this Agreement which were required to be performed or complied with on or before the Closing Date;

5.1 (e) the Seller and Messrs. Caggiati shall have obtained from each party (excluding suppliers) to the contracts transferred with the Caggiati Business their consent, if required, to the relevant transfer to the Buyer;

5.1 (f) between the date of this Agreement and the Closing Date there shall not have occurred any event (regardless of whether such event is disclosed to the Buyer) that could result, directly or indirectly, in a material adverse effect on the economic or financial condition of the Caggiati Business; and,

5.1 (g) The Board of Directors and the Members of the Board of the Statutory Auditors of the Foreign subsidiaries, if any, shall have submitted their written resignation from the offices held in the Foreign subsidiaries.

5.2 Conditions to Obligations of the Seller. The obligation of the Seller to sell the Caggiati Business shall be subject to the following conditions:

5.2 (a) the Buyer's representations and warranties as set forth in Schedule F shall be true and correct as of the Closing Date and with respect to the entire time periods to which they refer; and

5.2 (b) the Buyer shall have performed and complied with all of its obligations under this Agreement which were required to be performed or complied with between the date of this Agreement and the Closing Date.

6.  Closing.

6.1 The Closing shall take place on June 1, 1999 (the "Closing Date") at the offices of Gianni, Origoni & Partners, Piazza Belgioioso 2, Milan, or at such other date and place as the parties may mutually agree. The parties shall execute a deed of conveyance (the "Deed of Conveyance") for the Caggiati Business in a form substantially similar to Schedule G. The Italian Notary who will certify the Deed of Conveyance will be selected by the Buyer. The Deed of Conveyance will be executed for the purpose of giving effect to the sale of the Caggiati Business as required by Article 2556 of the Italian Civil Code, being it understood that such Deed of Conveyance shall in no way impair or alter the rights and obligations of the parties set forth in this Agreement, which shall survive in full the execution of the Deed of Conveyance. In case of conflict between any provisions of this Agreement and the Deed of Conveyance, this Agreement shall prevail and the Deed of Conveyance shall not constitute novation.


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6.2  At the Closing, the Buyer will acquire full, unencumbered and unrestricted title to the Caggiati Business as of 0.01 a.m. of the Closing Date.

6.3 At and after the Closing, the Seller and Messrs. Caggiati shall also deliver or shall cause to be delivered to the Buyer all other necessary endorsements, assignments and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in the Buyer all the right, title and interest in and to the Caggiati Business as contemplated hereby.

7.  Representations and Warranties of the Seller and Messrs. Caggiati.

The Seller and Messrs. Caggiati hereby make the representations and warranties contained in Schedule E, and the Seller and Messrs. Caggiati certify that such representations and warranties are true and complete as of the date of execution of this Agreement and shall continue to be true and complete as of the Closing Date and for the period of 30 months after the Closing Date (except where other dates are specified herein).

The Seller and Messrs. Caggiati acknowledge that the Buyer is relying thereon in connection with its entering into this Agreement. The parties hereto agree that no warranty is granted by the Seller and Messrs. Caggiati for possible loss deriving from accounts receivable or from differences or obsolescence in the inventory except for the provision set forth under article 1229 of the Italian Civil Code.

The parties agree that the above representations and warranties, and the relevant indemnification, shall be considered as a specific obligation of the Seller and Messrs. Caggiati. Any limitations applicable to the representations and warranties shall not apply in the event the Seller and Messrs. Caggiati have intentionally failed to disclose material facts regarding the Caggiati Business. The Buyer shall be entitled to indemnification also for any facts disclosed herein or otherwise known to Buyer, except as otherwise expressly agreed herein. The Buyer shall not be entitled to indemnification for any possible loss, cost or expenditure, deriving from the normal wear and tear of the Business assets. In the event of material breach of the representations and warranties of Seller and Messrs. Caggiati, Buyer shall be entitled to damages and termination, or damages alone, in its discretion.


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8.  Representations and Warranties of the Buyer.

The Buyer hereby makes the representations and warranties contained in Schedule F, and certifies that they will be true and complete as of the Closing Date (except where other dates are specified herein) and acknowledges that the Seller is relying thereon in connection with its entering into this Agreement. For all purposes the Buyer represents and warrants that all transferred liabilities will be taken on and paid in the normal course of business by its Italian subsidiary as of the date of the Closing.

Indemnification Obligations.

9.1 Indemnification. Except for any possible loss deriving from accounts receivable or from differences or obsolescence in the inventory, as specified under art. 7 second paragraph of the present agreement, the Seller and Messrs. Caggiati shall be responsible, jointly and severally, for any damage, loss, expense, cost or other liability, including actual legal and procedural fees ("Losses"), incurred by the Buyer, or its directors or employees, resulting from:

(a) the inaccuracy or untruthfulness of any of the Seller's representations and warranties;

(b) the failure of the Seller to comply with any obligations resulting from this Agreement;

(c) all liabilities of the Seller and of the Caggiati Business not expressly assumed by the Buyer pursuant to Section 3 hereof, whether or not disclosure thereof has been made to the Buyer. This indemnification shall not be subject to the Lit. 500.000.000 basket provided herein;

(d) any tax liability (including penalties, surcharges, and relevant legal costs) of the Caggiati Business pertaining to any date which is before the Closing Date;

(e) any environmental liability with a Lit. 2 billions "cap" not subject to the basket of Lit. 500,000,000 indicated hereinafter in this article (including penalties, clean-up costs, and relevant legal costs) of the Caggiati Business pertaining to any date which is before the Closing Date;

(f) any social security liability (including penalties, surcharges, and relevant legal costs) of the Caggiati Business pertaining to any date which is before the Closing Date;


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(g)  any labor liability (including penalties, surcharges, and relevant legal costs) of the Caggiati Business pertaining to any date which is before the Closing Date.

The words "liability pertaining to any date which is before the Closing Date" shall include, without limitation, any liability that arises after the Closing Date, which is in connection with facts, acts, and/or omissions that have occurred at any time before the Closing Date.

Buyer's right to indemnification shall expire:

- with respect to the above paragraphs (a) and (b) after a period of 30 months from the Closing Date;

- with respect to the above paragraph (c), after 10 years from the Closing Date;

- with respect to the above paragraph (d) until expiration of the relevant statute of limitations;

- with respect to the above paragraph (e) after 5 years from the Closing Date with a Lit.2 billions cap not subject to the basket of Lit. 500.000.000 indicated hereinafter in this article;

- with respect to the above paragraph (f), after 5 years from the Closing Date in the case of actions instituted by INAIL; and 10 years from the Closing Date for actions instituted by employees, and

- with respect to the above paragraph (g), after 5 years from the Closing Date.

The Seller and Messrs. Caggiati shall not be required to indemnify the Buyer under this article 9 until the aggregate of all Losses exceeds Lit 500,000,000, provided that if such limit is exceeded the Seller and Messrs. Caggiati shall indemnify the Buyer not only for the amount in excess of such limit but for the whole amount of the Losses.


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10.  Covenants of the Seller and Messrs. Caggiati.

10.1 Non-competition. Without prejudice to any other provision of this Agreement, for a period of 5 (five) years from the Closing Date, the Seller and Messrs. Caggiati will abstain from taking any of the following actions, directly or indirectly:

(a) engage, acquire or have an interest (whether as owner, partner, lender or otherwise) in any manufacturing or trade activity which is in competition with the Caggiati Business;

(b) offer to employ or otherwise engage or solicit any Person who is or has been a manager, employee, sales representative, agent or other trade intermediary of the Seller.

The above non-competition covenant will extend to the territory of Italy and of the following countries:

Spain, France, Germany and Belgium.

The Seller and Messrs. Caggiati hereby acknowledge and agree that the consideration for their non-compete commitment provided for in Section 10.1 hereof has been already included in the Price, and that therefore no further payment will be due to any of them by the Buyer in connection with such commitment.

10.2 Access to Information / Cooperation. Until the Closing Date, the Seller and Messrs. Caggiati shall:

(a) afford the Buyer and its representatives access to any type of information or documents relating to the Caggiati Business;

(b) cause the Seller's employees to furnish the Buyer and its representatives with such information, facts or explanations requested by them and to discuss openly with the Buyer and its representatives any aspects related to the condition and activity of the Caggiati Business;

(c) furnish to the Buyer and its representatives, upon their request, extracts or copies of documents relating to the Caggiati Business.


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10.3  Conduct of the Caggiati Business.  Between the date of this Agreement and the Closing Date, the Seller shall cause the Caggiati Business to be conducted only in the ordinary course and maintain in good condition all of its assets and maintain its economic and commercial relationships. In particular, at all times before the Closing, the Seller shall (a) maintain its corporate existence in good standing, (b) operate the Caggiati Business substantially as presently operated and only in the ordinary course and consistent with past operations and its obligations under any existing agreements, (c) use its reasonable best efforts to preserve intact the present organization and employees of the Caggiati Business and the Seller's relationships with Persons having business dealings with the Caggiati Business, (d) comply in all respects with all Laws, rules and regulations applicable to the Caggiati Business, (e) maintain its insurance coverages with respect to the Caggiati Business, (f) pay all Taxes, charges and assessments with respect to the Caggiati Business when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (g) make all debt service payments with respect to the Caggiati Business when contractually due and payable, (h) pay all accounts payable and other current liabilities with respect to the Caggiati Business when due, and (i) maintain the property, plant and equipment included in the Caggiati Business in good operating condition in accordance with industry standards taking into account the age thereof.

Between the date hereof and the Closing Date, and except as provided in this Agreement or as otherwise consented to in writing by the Buyer, neither Seller (with respect to the Caggiati Business) nor Messrs. Caggiati shall:

(i) modify, change or otherwise alter the fundamental nature of the Caggiati Business or the way it is conducted;

(ii)  write-up inventory;

(iii)  make any capital expenditure or commit to make any capital expenditure;

(iv) enter into any supply contract or obligation having a present value in excess of Lire 20 million or into any other contract other than with customers having a present value in excess of Lire 20 million or duration of more than 1 (one) year;

(v) enter into any contract with customers upon terms and conditions different from terms and conditions applied up to the date of execution of this Agreement;

(vi)  default under any obligation under any contract; or

(vii)  limit the transferability of any transferred assets.


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Between the date of this Agreement and the Closing Date, and except as provided in this Agreement, the Seller shall not cause or permit Caggiati S.p.A., other than in the ordinary course, to do the following:

(a)  acquire or convey any material assets of the Caggiati Business;

(b)  create any Lien or otherwise encumber any assets;

(c)  purchase raw materials or supplies;

(d)  alter production schedules;

modify or cancel any contract or Authorization;

(e)  amend or curtail any purchase orders or distribution arrangements;

(f) hire new personnel and/or consultants, increase or create salaries, benefits, severance pay or other remuneration of Employees, directors and consultants;

(g)  pay bonuses or distribute dividends, in any form; or

(h) take any other action which may result in an adverse change in the condition, results, or prospects of the Caggiati Business.

10.4 Exclusive Dealing. Neither the Seller, nor its Employees, shareholders, agents or representatives shall negotiate with Persons other than the Buyer for the transfer, in whole or in part, of the Caggiati Business nor shall any information be furnished for such purpose.

10.5 Lease Agreement. On the Closing Date the Buyer and the Seller shall enter into a lease agreement substantially in the form attached hereto as Schedule H. The rent shall be equal to Lit. 400 million for the first three years and Lit. 670 million thereafter.
(ISTAT adjustment shall be calculated starting from the third year with a "cap" of Lit 12,000,000).


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10.6  Use of trademark and tradenames.  The Seller and Messrs. Caggiati acknowledge that, as the purchaser of the Caggiati Business, the Buyer shall enjoy an unlimited free use of the tradename/trademark "Caggiati" or other tradenames/trademarks from time to time chosen by the Buyer, which may include the name "Caggiati" also in association with other names or logos, provided that such use shall be connected with the Caggiati Business. The Seller shall change its name within 30 days from the Closing Date.

10.7 Activity of Seller after the Closing. The Seller and Messrs. Caggiati undertake that, after the Closing Date, for a period of three years and without the consent by the Buyer (i) the Seller shall not incur indebtedness or grant any personal or real guarantees (including pledges and mortgages), (ii) they shall not establish or permit others to establish Liens of any kind on the shares or the assets of the Seller, (iii) Messrs. Caggiati shall continue to own the stock of the Seller. However consent to any of the foregoing transaction will not be unreasonably withheld by the Buyer.

11.  Taxes and Other Expenses.

11.1 All income and capital gain Taxes due as a consequence of the sale to the Buyer of the Caggiati Business shall be borne and paid for by the Seller.

11.2 The Buyer and the Seller shall each pay the fees, expense and disbursements incurred by their respective auditors, consultants and legal advisors.

11.3  Registration tax shall be borne by the Buyer.

12.  Miscellaneous.

12.1 Confidentiality and Publicity. None of the parties shall make public releases or announcements concerning the transactions contemplated in this Agreement without the prior consent of the other party (which consent shall not unreasonably be withheld) and the approval of the wording of the release or the announcement, except as such release or announcement may be required by Law or the rules or regulations of any Governmental Authority, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

12.2 Notice of Certain Events. Each of the Seller and the Buyer agree to give prompt notice to the other of any event which could result in a default of any obligation provided under this Agreement or result in any representation or warranty contained in this Agreement to be untrue. The Party notifying the other shall furnish all available documentation relating to the notified event; provided, however, that the delivery of any notice pursuant to this Section
12.2 shall not limit or otherwise affect the rights of the party receiving such notice.


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12.3  Notices.  (a) Any notices relating to this Agreement shall be made in writing by facsimile transmission with confirmation by registered letter with return receipt addressed as follows:

If to the Buyer to:
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania, 15212-5851
USA
FAX int+1 (412) 442-8290

To the attention of Mr. Joseph C. Bartolacci


With copy to:

Gianni, Origoni & Partners
885 Third Avenue, Suite 3000
New York, New York 10022
USA
FAX No. int+1 (212) 826-2519

To the attention of Alessandro Giuliani


If to the Seller to:

Mr. Claudio Caggiati
Mrs. Giovanna Caggiati
Via Martiri della Liberta, 71 Colorno (PR)
FAX No. 39-054-816-777

With copy to:

Bruni-Gramellini e Associati
Corso di Porta Vittoria, 28
Milan, Italy
FAX No.: (39) 02 5457495

To the attention of Avv. Gian Bruno Bruni



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With copy to:

Dott. Fabio Moltalbetti
Via G. Carducci no. 18
Milan, Italy
FAX No.: (39) 02 86467245


(b) Any communication sent pursuant to this Section 12.3 shall be deemed made on the date of confirmed transmission of the telecopy, or on the date of signature of the notice of receipt of the registered mail, whichever is earlier.

12.4 Entire Agreement/Waiver. (a) This Agreement and the Schedules contain the entire understanding and agreement of the parties and supersede all prior contracts, understandings or arrangements among the parties with respect to the subject matter hereof. Any amendment to this Agreement shall be valid only if made by writing and signed by a duly authorized representative of the Party against whom enforcement of such amendment is invoked.

(b) The default or delay in the exercise of a right resulting from this Agreement or the failure to contest non-compliance by one of the parties shall not constitute the other Party's waiver of compliance, unless expressly provided otherwise in writing.

12.5 Section Headings. The section headings contained in this Agreement are for reference purposes only and have no relevance for purposes of interpreting this Agreement.

12.6 Applicable Law/Disputes. This Agreement is governed by the Laws of the Republic of Italy. All disputes arising in connection with the Agreement shall be settled by arbitration, in accordance with the Rules of Arbitration and Conciliation of the Chamber of Commerce of Milan (Italy) - which the parties acknowledge to know and accept - by three arbitrators appointed pursuant to such Rules. The place of arbitration shall be Milan (Italy) and the proceedings shall be conducted in the English language.

12.7 Expenses. Save in case of termination for default of a party, the parties hereto shall pay their own respective expenses relating to the negotiation and performance of this Agreement whether or not the transactions contemplated hereby are consummated.


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12.8  Severability.  If any provision of this Agreement shall be held null or unenforceable by any court or competent authority, the parties agree to negotiate in good faith a substituting clause that most closely has the legal and economic effects of the invalidated clause, and the remaining provisions of this Agreement shall not in any way be affected or impaired.

12.9 Assignment. This Agreement and the rights and obligations thereunder may not be assigned without the prior written consent of the other party, provided, however, that the Buyer shall be entitled to assign this Agreement in its entirety to an Affiliate without the consent of Seller.

12.10 Language. This Agreement shall be executed in 2 original copies in the English language, one for the Buyer and one for the Seller.

12.11 Adverse Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and without implying a presumption that the terms thereof shall be more strictly construed against one party as opposed to another, it being agreed that representatives of all parties have participated in the preparation hereof and negotiations of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly entered into this Agreement, as of the day and year first above written.


CAGGIATI S.P.A.


By:  Claudio Caggiati
    -------------------
     Claudio Caggiati


By:  Giovanna Caggiati
    -------------------
     Giovanna Caggiati


MATTHEWS INTERNATIONAL CORPORATION


By:  Joseph C. Bartolacci
    ----------------------
     Joseph C. Bartolacci